SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      April 24, 2002
(Date of earliest event reported)  (April 24, 2002)

CTC COMMUNICATIONS GROUP, INC.

(Exact name of registrant as specified in its charter)
          Delaware                   0-27505            04-3469590
       (State or other jurisdiction (Commission         (IRS Employer
         of incorporation)          File Number)      Identification No.)

          220 Bear Hill Rd., Waltham, Massachusetts         02451
        (Address of principal executive offices)          (Zip Code)

                               (781) 466-8080
(Registrant's telephone number including area code)

(Former name or former address if changed since last report)

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Item 5.  Other Events

On April 24, 2002, the Registrant issued the following press release:

CTC Communications Hits the Milestone of Completing Over One Million Minutes of Voice Traffic Per Day Through its Softswitches

-The Company's PowerPathSM Network Processes over 400,000 Voice Calls Per Day, Proving Successful Scalability of Technology-


Waltham, MA, April 24, 2002-CTC Communications (NASDAQ NM: CPTL) announced today that it has surpassed the milestone of over one million minutes of voice traffic per day, using the Company's packet-based PowerPathSM Network. This represents over 400,000 local and long distance calls processed through the Company's softswitch technology every business day.

Robert Fabbricatore, CTC Chairman and CEO stated, "We are very pleased with the progress we have made in confirming the reliability and scalability of packet-based voice services on our PowerPathSM Network. Our progress and the acceptance of our customer base is proof again that our packet switched network solution is a 100% replacement to the legacy circuit switched networks and was the right choice by CTC over three years ago. With these timely decisions, we are able to offer our customers tomorrow's network technology today, as our competitors begin the unenviable task of transforming their legacy networks to a packet-based infrastructure."

 Fabbricatore concluded, "CTC's customers continue to purchase multiple services from us because of our ability to converge these applications, position them for future growth and reduce their telecommunications costs. As customer acceptance continues, CTC will continue to see operating margins improve each quarter as we drive towards profitability."

The Company's PowerPathSM Network is a packet-based network utilizing technology from Cisco Systems and softswitches from Telcordia Technologies. Customers access the PowerPathSM Network via a broadband connection and an Integrated Access Device or IAD, at their own locations. Once connected, customers have the ability to converge all of their applications including voice, data and Internet access across this single broadband connection.

The Company delivers its local dial tone, local voice services and long distance voice services on the Company's packet based PowerPathSM Network utilizing softswitch technology. The softswitch processes and connects voice calls within the PowerPathSM Network as well between the PowerPathSM Network and the Public Switched Telephone Network. On-net customers can place and receive voice calls to and from any person served by any carrier in the world, whether located next door or continents away.

Customers that select CTC have realized savings up to 10-40% as compared to the costs of using multiple carriers to accomplish similar results. CTC achieves incremental margins in excess of 50% on these services due to the operating and cost efficiencies of its packet-based PowerPathSM Network. The Company is accelerating the process of migrating its existing 15,000 business customers to the PowerPathSM Network. These customers represent over 60,000 locations in the Northeast and Mid-Atlantic states.


About CTC Communications
CTC is a rapidly growing "next generation" Integrated Communications Carrier utilizing advanced technology and providing its customers with converged voice, data, Internet and video services on a broadband, packet-based network, called the PowerPathSM Network. The Company serves medium and larger business customers from Virginia to Maine, which includes the most robust telecommunications region in the world-the Washington D.C. to Boston corridor.

CTC's Cisco Powered IP+ATM packet network and its 450 member sales and service teams, provide contiguous marketing and technology coverage throughout the Northeast and Mid-Atlantic States. The Company, through its dedicated commitment to exceptional customer service, has achieved an industry-leading market share in the Northeast. CTC can be found on the worldwide web at www.ctcnet.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements including increased Company margins, cost savings for customers and the continued migration of customers to the PowerPathSM Network. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements. Additional information about these risks and uncertainties is set forth in the Company's most recent report on Forms 10-K and 10-Q. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.

#	#	#
Finance Contact: John Pittenger
CTC Communications
781-466-1302 (t)
pitt@ctcnet.com (e)
www.ctcnet.com

Media Contact: Alan Russell
CTC Communications
781-466-8731 (t)
arussell@ctcnet.com (e)
www.ctcnet.com

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on April 24, 2002.

                  CTC COMMUNICATIONS GROUP, INC.

                 By: /s/ John D. Pittenger
                 John D. Pittenger,
                 Executive Vice President, Finance and Administration